As filed with the Securities and Exchange Commission on August 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECC CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	84-16424740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1833 Alton Parkway

Irvine, California 92606

(Address of Principal Executive Offices)

ENCORE CREDIT CORP.

2001 STOCK OPTION PLAN

(Full title of the plan)

Shabi S. Asghar

President and Co-Chief Executive Officer

ECC Capital Corporation

1833 Alton Parkway

Irvine, California

(Name and address of agent for service)

(949) 856-8300

(Telephone number, including area code, of agent for service)

Copies to:

William J. Cernius, Esq.

Richard T. Benson, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.001 per share	5,684,927 Shares	$1.12	$6,367,119	$750

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457 under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the weighted average exercise price per share ($1.12) of outstanding options for 5,684,927 shares granted under the Encore Credit Corp. 2001 Stock Option Plan. The weighted average exercise price per share has been calculated in accordance with the exchange ratio (1.183) used in connection with the merger.

PART I

The documents containing the information specified in this Part I of Form S-8 (plan and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents in this Registration Statement by reference:

a. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on April 8, 2005, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b. The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, filed with the Commission on May 16, 2005 and August 15, 2005, respectively.

c. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above.

d. The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on February 9, 2005, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services;

•	active and deliberate dishonesty by the director or officer which was material to the cause of action adjudicated.

Our charter contains such a provision, which eliminates such liability to the maximum extent permitted by the Maryland General Corporate Law.

Our charter authorizes us to obligate our company and our bylaws requires us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law will permit us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in an action by us or in our right or if the director or officer was adjudged to be liable for an improper personal benefit unless, in either case, a court orders indemnification, and then only for expenses. Maryland law will require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or on his behalf to repay the amount reimbursed by us if the standard of conduct is not met.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The form of indemnification agreement requires us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, other than one initiated by or on behalf of us, resulting from the indemnitee’s position within our company. In addition, the form of indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, resulting from the indemnitee’s position within our company that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he has met the standard of conduct necessary for indemnification by our company, and

•	an undertaking by or on behalf of the indemnitee to repay our company the amount if it is ultimately determined that the standard of conduct was not met.

The form of indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Encore Credit Corp. 2001 Stock Option Plan.

4.2	Form of Notice of Stock Option Grant and Stock Option Agreement.

5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Venable, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of August, 2005.

ECC CAPITAL CORPORATION

By:	/s/ Steven G. Holder
Steven G. Holder
Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Holder and Shabi S. Asghar, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven G. Holder Steven G. Holder	Co-Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 18, 2005

/s/ Shahid S. Asghar Shahid S. Asghar	Co-Chief Executive Officer, President and Director	August 18, 2005

/s/ Roque A. Santi Roque A. Santi	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 18, 2005

/s/ Greg Lubushkin Greg Lubushkin	Chief Accounting Officer (Principal Accounting Officer)	August 18, 2005

/s/ James R. Brazil James R. Brazil	Director	August 18, 2005

/s/ Douglas Ingram Douglas Ingram	Director	August 18, 2005

/s/ William Jacoby William Jacoby	Director	August 18, 2005

/s/ James Rollans James Rollans	Director	August 18, 2005

EXHIBIT INDEX

Exhibit Number
4.1	Encore Credit Corp. 2001 Stock Option Plan.
4.2	Form of Notice of Stock Option Grant and Stock Option Agreement.
5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).